BlackRock Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
BlackRock Money Market V.I. Fund
For the Year Ending: 12/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended December 31, 2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

1/05/06	$850	Federal National Mortgage	0.049%	1/11/08
1/09/06	1,500	Federal National Mortgage	4.875	1/11/08
1/25/06	800	Federal National Mortgage	4.960	2/08/08